Exhibit 99.1

    Edge Petroleum Announces Third Quarter 2003 Financial Results Reporting
                Earnings Up 982% and Record Quarterly Production

    HOUSTON, Nov. 5 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation (Nasdaq: EPEX) today reported third quarter net income of $1.7 million, or basic earnings per share of $0.18 and diluted earnings per share of $0.17. This compares to net income for the same period a year ago of $156,292, or basic and diluted earnings per share of $0.02, an increase of 982%. Operating income for the third quarter of 2003 was $2.8 million compared to $344,401 for the same period in 2002.

    Income before the cumulative effect of an accounting change totaled
$4.2 million for the nine months ended September 30, 2003, or basic earnings per share of $0.44 and diluted earnings per share of $0.43. Reported net income for the nine months ended September 30, 2003 was $3.8 million, or basic earnings per share of $0.40 and diluted earnings per share of $0.39. This compares to net income for the same period a year ago of $713,369 or basic earnings per share of $0.08 and diluted earnings per share of $0.07, an increase of 433%. Operating income for the nine months ended September 30, 2003 was $6.9 million compared to $1.3 million for the same period in 2002.

    Revenue for the third quarter of 2003 was $8.9 million, an increase of 72% over the comparable prior year period total of $5.2 million due to both higher average realized prices and higher production. Our average realized price was $4.06 per Mcfe for the three months ended September 30, 2003 compared to $2.98 per Mcfe in the comparable prior year period. Production for the three months ended September 30, 2003 was 2.2 Bcfe, an average of 23.8 MMcfe per day, as compared to the prior year third quarter production of 1.7 Bcfe, or 18.8 MMcfe per day. Third quarter production increased 25% compared to second quarter 2003 production of 1.8 Bcfe, or 19.3 MMcfe per day.

    For the nine-month period ended September 30, 2003, revenue totaled
$23.7 million, 44% higher than the comparable 2002 period. Our average realized price for the nine months ended September 30, 2003 was $4.32 per Mcfe compared to $2.91 per Mcfe in the same prior year period. Production for the nine-month period ended September 30, 2003 was 5.5 Bcfe, an average of
20.1 MMcfe per day, as compared to production of 5.7 Bcfe, or 20.8 MMcfe per day in the same prior year period.

    Operating expenses for the three-month and nine-month periods ended September 30, 2003 totaled $6.1 million and $16.8 million, respectively, compared to $4.8 million and $15.2 million for the same periods in 2002. Depletion costs for the third quarter of 2003 totaled $3.6 million and averaged $1.63 per Mcfe compared to $2.5 million and an average of $1.46 per Mcfe for the third quarter of 2002. For the nine months ended September 30, 2003, depletion totaled $8.8 million, or an average of $1.60 per Mcfe, compared to $7.7 million or an average of $1.36 per Mcfe, for the same period in 2002. General and administrative costs, excluding deferred compensation expense, for the third quarter of 2003 was $1.2 million, 17% higher than the comparable prior year period total of $1.0 million. For the nine months ended September 30, 2003, general and administrative costs, excluding deferred compensation, totaled $3.8 million, 7% higher than the comparable 2002 period.

    Net cash flow provided by operating activities for the third quarter of 2003 was $7.9 million as compared to $4.6 million for the comparable 2002 period. Net cash flow provided by operating activities before working capital changes for the third quarter of 2003 was $6.5 million compared to $3.1 million for the same period in 2002. For the nine months ended September 30, 2003, net cash flow provided by operating activities was $16.3 million and net cash flow provided by operating activities before working capital changes was $16.1 million. Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the nine months ended September 30, 2002 were $7.0 million and $9.7 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

    Debt at September 30, 2003 was $30 million as compared to $21 million at June 30, 2003 and $20.5 million at December 31, 2002. Subsequent to September 30, 2003, debt was reduced $1 million to $29 million. The ratio of debt to total capital at September 30, 2003 was 32.1%. The increase in debt resulted primarily from our recent acquisition of certain oil and gas properties in South Texas.

    Michael Long, Edge's Sr. Vice President and CFO, commented on the financial results for the quarter noting, "This quarter represents the highest production ever reported for Edge and our third consecutive quarter of production growth with total production up 25% from the second quarter, 42% from the first quarter and 71% from the fourth quarter of 2002 and 27% over the third quarter of 2002. We currently expect fourth quarter 2003 production to be approximately 15% above the third quarter level. Net income for the quarter increased 982% over the third quarter of 2002 and for the nine-month period, increased 433% over the comparable 2002 period. The growth in production and increase in commodity prices has driven the increase in cash flow such that we have been able to increase our drilling program, make acquisitions, which have exploitable potential and create a new exploration joint venture while maintaining a conservative financial structure. We will update our guidance with respect to production volumes and operating costs in detail after the shareholder vote, if approved, on the Miller merger and the approval by our Board of Directors of our 2004 Budget and Plan, both of which we expect to be completed early in December. Currently, we expect 2003 production volumes to range between 7.8 Bcfe and 8 Bcfe prior to the consummation of the merger. In addition, we expect 2004 production volumes to increase approximately 20% over 2003 without giving effect to the merger."

    "In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. Hedges in place for 2003 and 2004 are shown below."



                                   2003 HEDGES
                                 Volumes
                                 MMbtu's       Price        Price
         Time Period             per day       Floor         Cap
    January 1, 2003 through
     December 31, 2003           10,000        $4.00        $4.25
    June 1, 2003 through
     September 30, 2003           2,000        $5.00        $6.50

                                   2004 HEDGES
                                 Volumes
                                 MMbtu's       Price        Price
         Time Period             per day       Floor         Cap
    First Quarter 2004           10,000        $4.50        $7.00
    Second Quarter 2004          10,000        $4.50        $6.00
    Third Quarter 2004           10,000        $4.50        $6.00
    Fourth Quarter 2004          10,000        $4.50        $7.00

                  All prices are quoted at Houston Ship Channel




    Edge will discuss operations and financial results with any interested parties during its conference call at 1:30 p.m. CDT on Thursday, November 6, 2003. Interested parties may participate by dialing 800-362-0595 (ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at http://www.firstcallevents.com/service/ajwz391481714gf12.html . If you are unable to participate during the live webcast, the call will be archived at http://www.prnewswire.com and www.edgepet.com in the Investor Relations page of the site.

    Edge Petroleum is a Houston-based independent energy company that emphasizes the integrated application of advanced 3-D seismic data integration and visualization techniques to improve its ability to effectively explore for natural gas and oil along the onshore Gulf Coast of the United States.

    Statements regarding production volumes, expected supply and balance, price weakness, hedging levels, all forecasts for the fourth quarter of 2003 and the years 2003 and 2004, including future oil and gas prices, debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



     EDGE PETROLEUM CORPORATION
     CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                              Three Months Ended        Nine Months Ended
                                 September 30,            September 30,
                                2003        2002         2003        2002
    OIL AND NATURAL GAS
     REVENUE                 $8,894,538  $5,164,987  $23,727,703  $16,504,733
    OPERATING EXPENSES:
      Oil and natural gas
       operating expenses       597,550     610,482    1,743,352    1,807,291
      Severance and ad
       valorem taxes            561,787     437,181    1,602,846    1,323,144
      Depletion, depreciation
       and amortization       3,712,235   2,691,767    9,289,591    8,218,496
      Accretion expense          14,799         ---       44,652          ---
      General and administrative
       expense:
        Deferred compensation
         - options                  ---       3,688          ---        3,385
        Deferred compensation
         - restricted stock      93,604      88,264      270,043      298,877
        General and
         administrative
         expenses             1,157,259     989,204    3,844,277    3,598,415
        Total operating
         expenses             6,137,234   4,820,586   16,794,761   15,249,608
    OPERATING INCOME          2,757,304     344,401    6,932,942    1,255,125
    OTHER INCOME AND EXPENSE:
    Interest expense, net
     of amounts capitalized    (128,651)    (83,847)    (470,086)    (134,534)
    Interest and other income     8,292       2,887       13,440       10,032
    INCOME BEFORE INCOME TAX
     PROVISION AND CUMULATIVE
     EFFECT OF ACCOUNTING
     CHANGE                   2,636,945     263,441    6,476,296    1,130,623
    INCOME TAX EXPENSE         (946,109)   (107,149)  (2,313,302)    (417,254)
    INCOME BEFORE CUMULATIVE
     EFFECT OF ACCOUNTING
     CHANGE                   1,690,836     156,292    4,162,994      713,369
    CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE (A)          ---         ---     (357,825)         ---
    NET INCOME               $1,690,836    $156,292   $3,805,169     $713,369

    BASIC EARNINGS PER SHARE:
    Earnings before cumulative
     effect of accounting
     change                       $0.18       $0.02        $0.44        $0.08
    Cumulative effect of
     accounting change (A)          ---         ---        (0.04)         ---
    Net income                    $0.18       $0.02        $0.40        $0.08

    DILUTED EARNINGS PER SHARE:
    Earnings before cumulative
     effect of accounting change  $0.17       $0.02        $0.43        $0.07
    Cumulative effect of
     accounting change (A)          ---         ---        (0.04)         ---
    Net income                    $0.17       $0.02        $0.39        $0.07

    BASIC WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING       9,523,648   9,404,473    9,488,896    9,373,831

    DILUTED WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING       9,869,379   9,595,531    9,697,890    9,624,455

    Production:
      Gas - Mcf               1,717,559   1,354,006    4,195,998    4,284,152
      Oil - Bbls                 29,919      28,569       84,745      104,258
      Natural gas liquids
       (NGL) - Bbls              49,308      34,582      131,629      126,659
        Gas Equivalent - Mcfe 2,192,919   1,732,912    5,494,244    5,669,654

      Realized Product
       Prices:
      Gas - $ per Mcf             $4.36       $3.01        $4.59        $2.98
      Oil - $ per Bbl            $30.18      $25.26       $32.47       $22.49
      NGL - $ per Bbl            $10.05      $10.46       $12.88       $10.85
        Gas Equivalent -
         $ per Mcfe               $4.06       $2.98        $4.32        $2.91


     Notes:
     (A) We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003 and recognized a charge representing the cumulative effect of the transition to accounting for asset retirement obligations, asset retirement costs and accumulated depreciation in accordance with the new standard.


     EDGE PETROLEUM CORPORATION
     Non-GAAP Disclosure Reconciliation

                               Three Months Ended        Nine Months Ended
                                  September 30,            September 30,
                                 2003        2002         2003        2002
    Net cash flow provided
     by operating activities  $7,907,750  $4,618,337  $16,297,457  $7,040,866
    Changes in working
     capital accounts         (1,450,167) (1,545,833)    (216,875)  2,686,546
    Net cash flow provided by
     operations before working
     capital changes          $6,457,583  $3,072,504  $16,080,582  $9,727,412


     Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.



SOURCE  Edge Petroleum Corporation
    -0-                             11/05/2003
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz391481714gf12.html /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  ERN CCA MAV